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                                                                    Exhibit 10.1

                         BEARCHELL EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") dated as of March 29, 2004 is by and between Youbet.com, Inc., a Delaware corporation ("the Company"), and Charles Bearchell ("Executive"), in connection with the Company's engagement of Executive for personal services.

         1. EMPLOYMENT; DUTIES AND ACCEPTANCE:

            Employment by Company.

      The Company hereby engages Executive, and Executive hereby agrees to serve as Senior Vice President of Finance on the terms and conditions of this Agreement. Throughout the Term of this Agreement, Executive shall, subject to the provisions contained herein, devote substantially all of his work time to the employment described hereunder. Executive shall report solely to the President and Chief Executive Officer ("CEO").

            Location of Employment.

      Executive shall render his services at the Corporate Offices located at 5901 De Soto Avenue, Woodland Hills, CA 91367. Executive is required to travel as and when needed.

            Duties.

      Executive shall have the following duties:

            (a)   Define the vision, direction, and goals of the Finance
Department.

            (b)   Direct all financial plans and operations of the Company.

            (c) Support the Chief Executive Officer in the management of investor relations' activities such as working with Wall Street analysts; participating in quarterly conference calls, investor conferences, investment requirements and other related shareholder events.

            (d) Participate in mergers and acquisition projects and due diligence, and drive the integration of newly acquired operations.

            (e) Serve as functional consultant/advisor to marketing/sales efforts.

            (f) Perform such other Executive duties as the Chief Executive Officer may reasonably require.

         2. TERM:

      The term of Executive's employment hereunder shall commence as of March 29, 2004 (the "Effective Time") and end on March 28, 2006 (the "Term") unless sooner terminated pursuant to Section 7 hereof. After the Term, the employment of Executive shall be at will, and as such either party may terminate this Agreement upon 30 days prior written notice to the other party.

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         3. COMPENSATION AND BENEFITS:

            (a)   Salary.

      Executive shall receive a salary (the "Annual Salary") at the rate of $180,000 per annum. All salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period. Based on the Executive and the Company's performance, the salary may be increased on the anniversary of the effective date at the discretion of the Chief Executive Officer.

            (b)   Bonuses.

      Executive shall be entitled to participate in the Company Bonus Plan at the Senior Management level as set forth in the Company Bonus Plan Policy.

            (c)   Stock Options.

      Executive is hereby granted 150,000 stock options pursuant to the Company's 1998 Stock Option Plan. The 150,000 stock options will have an exercise price equal to the closing price of the Company's Common Stock on date of this agreement. The stock options are five (5) year options and shall vest ratably over four (4) years.

            (d)   Severance.

      Nothing in this Agreement shall be construed to limit in any way Executives Supplement to Employment Agreement dated as of August 27, 2003 of which is hereby incorporated herein by reference. To the contrary, it is the parties intent that said Supplement shall remain in full force and effect with regard to the terms contained therein upon the execution of this Agreement.

         4. PARTICIPATION IN EXECUTIVE BENEFIT PLANS:

            (a) Fringe Benefits. Executive shall be permitted during the Term to participate in any group life, medical, hospitalization, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage, and any other plans and benefits, generally maintained by Company for Executives of the stature and rank of Executive during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as "Fringe Benefits"); provided, however, that Company shall not be required to establish or maintain any such Fringe Benefits.

            (b) Vacation. Executive shall accrue, in addition to personal days and days on which Company is closed, paid vacation days at the rate of 6.16 hours per pay period or up to four (4) weeks per year.

            (c) Expenses. The Company will reimburse Executive for actual and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive's duties hereunder, subject to receipt of reasonable and appropriate documentation by the Company and in accordance with Company policy. The Company will also reimburse Executive $600 per month for all business related operating expenses of Executive's automobile. Executive will receive or be reimbursed for a cellular phone.

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         5. CERTAIN COVENANTS OF EXECUTIVE:

      Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

            (a) Confidential Information: Executive agrees that, neither during the Term nor at anytime thereafter shall Executive (i) disclose to any person, firm or corporation not employed by the Company or any affiliate of either (the "Protected Company") or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, "know-how," trade secrets, details of suppliers, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Executive from (x) upon advice of counsel and notice to the Company, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5(a).

            (b) Property of Company. Any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with Company or at any other time on request.

            (c) Non-Interference. Executive will not, during the Term hereof and for a period of one (1) year after the Term induce any person who is an employee of the Company to terminate his relationship with the Company.

            (d) Non-Competition. Without the prior written consent of the Company, Executive shall not be employed by the Internet gaming divisions of Magna, Inc., TVG, Inc., Winticket/America TAB, Ltd., or by any other Internet gaming division of a direct competitor of the Company during, or for one year after the termination of, his employment with the Company. The parties agree that, as of the date this Agreement is being executed, the only existing competitors of the Company are the Internet gaming divisions of Magna, Inc., TVG, Inc. and Winticket/America TAB, Ltd.

         6. OTHER PROVISIONS:

            (a) Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5 hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and

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remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

            (b) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company.

            (c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

            (d) Blue-Penciling. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

            (e) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company's right to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            (f) Injunctive Relief. Executive agrees and understands that the remedy at law for any breach by Executive of the provisions of Section 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's breach of any provision of Section 5 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of Section 5 hereof which may be available to the Company.

            (g) Company is a publicly traded corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, and has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted. Company, to the best of its knowledge, is presently in compliance with all state and federal securities laws and regulations and there are no pending or threatened investigations or actions thereunder. Company is, to the best of its knowledge, in compliance with all local, state and federal laws and regulations, including, but not limited to those pertaining to pari-mutuel wagering and account wagering and there is no threatened or pending litigation by any Party or investigations by regulatory bodies other than those suits, actions or other matters previously disclosed to Executive.

            (h) Company represents and warrants that the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated

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hereby and thereby, have been duly authorized by all requisite action, including, but not limited to, authorizing resolutions and consents, and no further action or approval is required to permit Company to consummate the transactions contemplated hereby and thereby. This Agreement when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Company, enforceable in accordance with its terms. Company and the officer signing on behalf of Company, has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The making and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof and thereof will not (a) conflict with the articles of incorporation or the bylaws of Company, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or create any rights of termination, cancellation or acceleration in any person under, any contract, or violate any order, writ, injunction or decree, to which Company is a party, by which any of the business or operations of Company or rights of Executive may be affected.

         a. TERMINATION:

            (a) Termination for Cause. The Company shall have the option to terminate Executive upon the occurrence of any of the following:

                  (i) the Executive's theft or embezzlement of the Company's money, equipment, or securities;

                  (ii) the Executive's conviction of a felony (other than a traffic violation) which results in material injury to the Company;

                  (iii) the Executive's willful act of disloyalty that is intended to and/or results in material injury to the Company;

                  (iv) the failure of the Executive to be licensable in his capacity as Sr. Vice President, Finance of the Company;

                  (v) the Executive's chronic alcoholism or addiction to non-medically prescribed drugs; or

                  (vi) breach by the Executive of his confidentiality, no solicitation, and non-competition covenants contained in his employment agreement with the Company.

      Any act or omission of the Executive based upon authority given pursuant to the Articles of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company's Board of Directors or based upon the advice of counsel for the Company shall be conclusively deemed to be done by Executive in good faith and in the best interests of the Company.

      If Executive's services are terminated as set forth in this subsection, Executive's services shall cease as of such effective date of termination and all compensation shall cease as of such effective date.

            (b) Termination With Good Reason or Without Cause. If during the Term the Executive resigns for Good Reason or his employment is terminated without Cause:

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            (i)   the Company will pay Executive (a) his salary, unused vacation pay, and Fringe Benefits through the last day of his employment with the Company, (b) his unpaid reimbursable business expenses incurred by him through the last day of his employment with the Company, and (c) any earned and unpaid bonus. In addition the Company shall provide the Executive with Severance pay in a lump sum equal to 12 months of his annual salary.

            As used herein, Good Reason shall mean only:

            (i) withdrawal by the Company from Executive of any substantial part of his duties then being performed, or responsibility or authority then being carried, by Executive, or a material change in the Executive's reporting lines;

            (ii) assignment by the Company to Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Executive;

            (iii) material reduction in the level of Executive's responsibility, authority, autonomy, title, or compensation;

            (iv) the Company's material breach of Executive employment agreement (or any other agreement between Executive and the Company); and the failure of the Company to cure such breach within thirty (30) days of notice thereof;

            (v)   material fraud on the part of the Company; or

            (vi) discontinuance of the active operation of business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

         8. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES:

            (a) Right to Enter Into Agreement. Executive has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Executive has not done or permitted to be done anything, which may curtail or impair any of the rights granted to Company herein.

            (b) Breach Under Other Agreement or Arrangement. Neither the execution and delivery of this Agreement nor the performance by Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

            (c) Services Rendered Deemed Special, Etc. Executive acknowledges and agrees that the services to be rendered by her hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to the Company and in addition to any other available remedy the Company will be entitled to seek injunctive relief.

         9. USE OF NAME:

      The Company shall have the right during the Term hereof to use Executive's name, biography and approved likenesses in connection with Company's business, including advertising

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their products and services; and the Company may grant such rights to others, but not for use as a direct endorsement.

         10. ARBITRATION:

      Any dispute whatsoever arising out of or referable to this Agreement, including, without limitation, any dispute as to the rights and entitlements and performance of the parties under this Agreement or concerning the termination of Executive's employment or of this Agreement or its construction or its validity or enforcement, or as to the arbitrator's jurisdiction, or as to the ability to arbitrate any such dispute, shall be submitted to final and binding arbitration in Los Angeles, California by and pursuant to the Labor Arbitration Rules of the American Arbitration Association with discovery proceedings pursuant to Section 1283.05 of the California Code of Civil Procedure. The arbitrator shall be entitled to award any relief, which might be available at law or in equity, including that of a provisional, permanent or injunctive nature. The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his reasonable attorneys' fees incurred in connection therewith.

         11. NOTICES:

            (a) Delivery. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

      If to Executive, to his address at:

      18030 Gauguin Lane
      Granada Hills, CA 91344

      If to Company, to its address at:

      Youbet.com, Inc.
      5901 Desoto Avenue
      Woodland Hills, CA 91367
      Attention: Chief Executive Officer
      Fax (818) 668-2121

            (b) Change of Address. Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 11.

         12. COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:

      This Agreement contains a complete statement of all the arrangements between the parties with respect to the matters covered hereby and, supersedes all existing agreements between the parties concerning the subject matter hereof except that Severance Agreement entered into between the Executive and the Company dated August 27, 2003 in which any inconsistency in the

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terms of these Agreements will be construed toward the more favorable of the two agreements but will not cause an aggregation of benefits derived there from.
This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waiver, by the party waiving compliance. No delay on the part of any party in exercising any shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

         13. HEADINGS:

      The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         14. INDEMNIFICATION:

      The Company will indemnify, defend, and hold Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys' fees) and expenses relating to any acts or omissions to act by the Company or relating to any acts or omissions to act in the course or scope of her duties she performs on behalf of the Company while employed by it and/or while serving as an Executive and/or director of the Company, and to provide indemnification and Executives and directors liability insurance to her at least to the same extent that it provides such indemnification and insurance to the Executives and directors of the Company. Executive will have the option to select her own counsel or be represented by counsel for the Company. The provisions herein shall survive the termination of Executive's employment with the Company for any reason.

         15. ATTORNEYS' FEES:

      If either the Company or the Executive brings an action to enforce the Executive's employment agreement, the prevailing party will be entitled to recover its/his reasonable attorneys' fees.

      WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 /s/ Charles Bearchell
                                                 -------------------------------
                                                          Charles Bearchell

Agreed to and Accepted:
Youbet.com, Inc., a
Delaware Corporation

By: /s/ Charles F. Champion
    -----------------------------------------
         Charles F. Champion
         President & Chief Executive Officer

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